Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-255274) pertaining to the 2020 Share Incentive Plan and the Registration Statement (Form F-3 No. 333-268976) of MINISO Group Holding Limited of our reports dated April 24, 2026, with respect to the consolidated financial statements of MINISO Group Holding Limited, and the effectiveness of internal control over financial reporting of MINISO Group Holding Limited included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China
April 24, 2026